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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): June 20, 2001



                          CABOT OIL & GAS CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-10447                   04-3072771
 (State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
      of incorporation)                                     Identification No.)



                  1200 Enclave Parkway
                      Houston, Texas                       77077
         (Address of principal executive offices)        (Zip Code)



      Registrant's telephone number, including area code:  (281) 589-4600
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Item 5.   Other Events.

          On June 20, 2001, Cabot Oil & Gas Corporation ("Cabot"), COG Colorado Corporation, a wholly owned subsidiary of Cabot ("Merger Sub"), Cody Company ("Cody Company"), and the shareholders of Cody Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby, subject to the conditions stated therein, (i) Cody Company would distribute to its shareholders certain assets, and thereafter (ii) Merger Sub would merge with and into Cody Company (the "Merger"), with Cody Company surviving as a wholly owned subsidiary of Cabot.

          The total consideration to be paid by Cabot in the Merger is $230 million, subject to adjustment as set forth in the Merger Agreement, consisting of (i) $168 million in cash and (ii) $62 million in shares of Cabot Class A common stock, in cash, or in a combination of the two (at Cabot's election).
Any Class A common stock would be valued based on an average of closing prices for the 15-trading day period ending three business days prior to closing. The Merger Agreement has been approved by all shareholders of Cody Company, and no stockholder approval by Cabot is necessary for the Merger. The closing is expected to be on or before July 31, 2001. Cabot may extend the closing date to not later than August 17, 2001.

     The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated in this Item 5 by reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby is qualified in its entirety by reference to such exhibit.


Item 7.   Financial Statements and Exhibits

    (c)   Exhibits.

    2.1   --   Agreement and Plan of Merger, dated as of June 20, 2001, among
               Cabot Oil & Gas Corporation, COG Colorado Corporation, Cody
               Company and the shareholders of Cody Company.

    99.1  --   Press Release dated June 20, 2001.

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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CABOT OIL & GAS CORPORATION


                              By: /s/ Scott C. Schroeder
                                  ----------------------------------------
                                  Scott C. Schroeder
                                  Vice President, Chief Financial Officer
                                  and Treasurer


Date: June 28, 2001

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